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EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made as of September 1, 2002 between Thomas C. Shull ("Shull") and Hanover Direct, Inc., a Delaware corporation (the "Company").

                  1. Provision of Services. Shull shall serve as the President and Chief Executive Officer (the "President/CEO") and as a member of the Company's Board of Directors (the "Board of Directors"), its Executive Committee (the "Executive Committee") and its Nominating Committee (the "Nominating Committee").

                  2. Responsibilities. Shull shall act and serve during the term of this Agreement as the President and Chief Executive Officer of the Company and shall report to the Board of Directors. Shull's employment responsibilities will include those normally held by the president and chief executive officer of a corporation of a similar size and nature to the Company. Shull shall devote his full-time efforts (which shall mean an average of 50 hours per work week, excluding reasonable vacation, personal or sick time) in connection with his role as President, Chief Executive Officer and member of the Board of Directors and its Executive and Nominating Committees. All employees and officers shall report directly or indirectly to Shull.

                  3. Term. Subject to paragraph 6, the term of this Agreement (the "Agreement Term") and the term for services of Shull shall commence as of September 1, 2002 and shall terminate on September 30, 2004.

                  4. Compensation. The following compensation shall be payable pursuant to this Agreement:

                  (a) In consideration for providing his services as President/CEO, during the Agreement Term, Shull shall receive, in addition to the other consideration provided in this Agreement, compensation at the rate of $75,000 per month or $900,000 per annum (the "Base Compensation"), payable in accordance with the Company's normal payroll policies; provided, however, that for purposes of the 2002 Management Incentive Plan referred to in Exhibit 1, and the 2003 Management Incentive Plan, if any, Shull's annual Base Compensation shall be deemed to be $600,000 through March 31, 2003.

                  (b) The Company shall provide Shull with the employee benefits it provides to its other senior executives and employees, including but not limited to the benefits of its Key Executive Eighteen Month Compensation Continuation Plan effective as of April 25, 2001, as amended (the "Change of Control Plan"), and its transaction bonus program (each as
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                           referred to in Exhibit 1). In addition, Shull has
                           earned a maximum bonus for fiscal 2001 pursuant to the Company's 2001 Management Incentive Plan equal to $600,000, $300,000 of which is unpaid and shall be payable by the Company to Shull by no later than December 28, 2002 (or on the date of closing of any transaction which constitutes a Change of Control (as hereinafter defined), if earlier). Shull shall receive a bonus for fiscal 2002 under the Company's 2002 Management Incentive Plan determined in a manner consistent with bonuses awarded to all other Class 8 participants under such Plan for such period, subject to all of the terms and conditions applicable generally to Class 8 participants thereunder. Shull shall receive a bonus for fiscal 2003 and 2004 under such plans as the Compensation Committee of the Board of Directors may approve determined in a manner consistent with bonuses awarded to other senior executives under such plans.

                  (c) The Company shall reimburse Shull for his reasonable out-of-pocket expenses in performing services for the Company as President/CEO (such as travel, meals, communications and lodging) which are incurred during the Agreement Term on appropriate business. Shull shall submit invoices and documentation for such reimbursable expenses on a monthly basis, and the Company shall process payment of the same upon receipt in accordance with its customary procedures.

                  (d) The Company shall promptly reimburse Shull for his reasonable legal fees after written approval of the Executive Committee of the Board of Directors (which shall not be unreasonably withheld) in the event that he shall consult with counsel during the Agreement Term in connection with his fiduciary responsibilities to the Company under the Agreement.

                  (e) Upon the closing of any transaction which constitutes a "Change of Control" (as defined in paragraph 5), provided that Shull is then employed by the Company, the Company shall make a lump sum cash payment to Shull on the date of such closing of $1,350,000 pursuant to the Change of Control Plan, $450,000 pursuant to the transaction bonus program and such amount of bonus as may be payable pursuant to the Company's 2001 or 2002 Management Incentive Plan or similar plans for fiscal 2003 and 2004 as described in paragraph 4(b), as applicable as well as employee benefits such as accrued vacation and insurance in accordance with the Company's customary practice. The lump sum cash payment referred to in this paragraph 4(e) shall be in lieu of any cash payment pursuant to paragraph 6(b)(iii) as a result of a termination of this Agreement pursuant to paragraph 6(a)(v) and in lieu of the aggregate amount of Base Compensation to which Shull would have otherwise been entitled through the end of the Agreement Term.

                  (f) The Company shall make the lump sum cash payment of $450,000 previously due on June 30, 2002 to Shull in one lump sum payment on December 28, 2002 (or the date of closing of any transaction which

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                           constitutes a Change of Control (as hereinafter
                           defined), if earlier). In addition, the Company shall make a cash payment of $450,000 in the aggregate to Shull payable in two equal lump sum payments of $225,000 on March 31, 2003 and September 30, 2004,
                           notwithstanding any Change of Control (as hereinafter defined).

                  (g) During the Agreement Term, solely at the expense of the Company, Shull shall be entitled to engage the services of Meridian Ventures, LLC ("Meridian") personnel from time to time at their then current rates, in his discretion, to assist him in performing his duties under this Agreement.

                  5. Stock Options. Pursuant to paragraph 5 of the Services Agreement made as of December 5, 2000 by and among Meridian, Shull and the Company (the "Prior Services Agreement"), the Company granted Shull a stock option (the "2000 Option") for an aggregate 2.7 million (2,700,000) shares of the common stock, par value $.66 2/3 per share, of the Company (the "Shares") at an exercise price of $.25 per share. If not already covered by a Registration Statement on Form S-8 (or other similar form), all Shares underlying the 2000 Option shall be registered by the Company utilizing a Registration Statement on Form S-8 (or other similar form) prior to December 28, 2002. The 2000 Option is fully vested and exercisable until June 30, 2005.

                  In addition to the 2000 Option, the Company granted Shull an additional stock option under and subject to the terms and conditions of the Company's 2000 Management Stock Option Plan (the "2001 Option") for an aggregate of five hundred thousand (500,000) Shares at an exercise price of $.30 per share. Such Shares are covered by a Registration Statement on Form S-8 relating to the Company's 2000 Management Stock Option Plan. The 2001 Option shall not be vested and exercisable until March 31, 2003 (provided that this Agreement shall then be in effect), upon which date (and under such circumstances) the 2001 Option shall become fully vested and exercisable; provided, however, that Shull hereby agrees that the Shares underlying the 2001 Option shall not be saleable until September 30, 2004 and, if issued prior thereto, shall be legended to such effect and stop transfer instructions given to the Company's transfer agent with respect thereto. The 2001 Option shall terminate on the earlier of March 31, 2006 or upon any termination of the Agreement pursuant to paragraph 6(a)(i) or 6(a)(iv). The 2001 Option shall vest and become exercisable upon any termination of the Agreement pursuant to paragraph 6(a)(ii), 6(a)(v) or 6(a)(vi).

                  In addition, and notwithstanding anything to the contrary contained herein, the 2001 Option shall vest in its entirety and become fully exercisable upon the earliest to occur of (i) Shull's resignation "For Good Reason" (as defined below), (ii) the Company's termination of Shull's services hereunder without being "For Cause" (as defined below), or (iii) a "Change of Control" (as defined below). Options which vest and become exercisable pursuant to this paragraph 5 shall remain exercisable for a 3-year period (or the date of their earlier exercise). In the event of a vesting resulting from a termination of the Agreement pursuant to paragraph 6(a)(v), such vesting shall take place sufficiently in advance of such termination (but subject to its occurrence) to permit Shull to take all steps reasonably necessary to exercise his 2001 Option and to deal with the Shares purchased under the 2001 Option so that those Shares may be treated in the same

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         manner in connection with the transaction described in paragraph
         6(a)(v) as the Shares of other shareholders.

                  For purposes of this Agreement, the following terms shall have the following meanings:

                  "For Good Reason" shall mean the voluntary termination by Shull of his employment with the Company on account of any of the following actions: (i) a substantial and material diminution of Shull's duties or responsibilities for the Company, (ii) a material and substantial diminution of Shull's base salary or any long-term incentive opportunity (each as in effect as of the first day of the Agreement Term), (iii) the Company's requiring Shull to regularly report to work at a facility that is more than 30 miles from the facility at which Shull regularly reported as of the first day of the Agreement Term, (iv) decisions or actions by the Board of Directors, committees or individual members of the Board (including designees of Richemont Finance S.A., if any) that materially impede Shull's ability to take actions to increase value for all shareholders of the Company,
         (v) the failure of the Company to provide Shull with the number of paid vacation days to which he would otherwise be entitled in accordance with the vacation policy of the Company, or (vi) any action by the Company that adversely affects in a material way Shull's participation in or materially reduces Shull's benefits under any of such of the Company's employee benefit or compensation plans; provided, however, that in all cases, in order to terminate his employment with the Company For Good Reason, Shull must notify the Company in writing that Good Reason exists within 60 days of his knowledge of the event or events constituting Good Reason. The Company shall thereafter have 30 days within which to cure Shull's otherwise Good Reason (the "Cure Period"). Unless Shull's Good Reason is cured during the Cure Period, his termination For Good Reason shall become effective on the first business day following the conclusion of the Cure Period.

                  "For Cause" shall mean the involuntary termination of Shull's employment with the Company on account of his (i) willful and continued failure to perform his regular duties for the Company, (ii) commission of an act of fraud relating to and adversely affecting the Company, or
         (iii) conviction of a felony in connection with his employment with the Company.

                  "Change of Control" shall mean the first to occur of any of the events described in clauses (i) through (iii) below, following the first day of the Agreement Term:

                  (i) When any Person becomes, through an acquisition, the beneficial owner of shares of the Company having at least 50% of the total number of votes that may be cast for the election of directors of the Company (the "Voting Shares"); provided, however, that the following acquisitions shall not constitute a Change of Control:

                           (A) if a Person owns less than 50% of the voting power of the Company and that Person's ownership increases above 50% solely by virtue of an acquisition of stock by the Company, then no Change of Control shall have occurred,

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         unless and until that Person subsequently acquires one or more additional shares representing voting power of the Company; or

                           (B) any acquisition by a Person who as of the first day of the Agreement Term owned at least 33% of the Voting
         Shares.

                  (ii)(A) Notwithstanding the foregoing, a Change of Control will occur when the shareholders of the Company approve any of the following (each, a "Transaction"):

                           (I) any reorganization, merger, consolidation or
                  other business combination of the Company;

                           (II) any sale or any series of sales since April 27,
                  2001 involving an aggregate of 50% or more of the market value of the Company's assets (for this purpose, said 50% amount shall be deemed to be $107.6 million); or

                           (III) a complete liquidation or dissolution of the
                  Company.

                  (B) Notwithstanding clause (ii)(A) above, shareholder approval of either of the following types of Transactions will not give rise to a Change of Control:

                           (I) a Transaction involving only the Company and one
                  or more of its subsidiaries; or

                           (II) a Transaction (other than as described in clause
                  (ii)(A)(II) of this definition) immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity.

                  (iii) When, within any 24 month period, persons who were directors of the Company (each, a "Director") immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death or disability) to constitute at least a majority of the Board of Directors or the board of directors of any successor to the Company. For purposes of this clause (iii), any Director who was not a Director as of the first day of the Agreement Term shall be deemed to be an Incumbent Director if such Director was elected to the Board of Directors by, or on the recommendation of, or with the approval of, at least a majority of the members of the Board of Directors or the Nominating Committee who, at the time of the vote, qualified as Incumbent Directors either actually or by prior operation of this clause (iii), and any persons (and their successors from time to time) who are designated by a holder of 33% or more of the Voting Shares to stand for election and serve as Directors in lieu of other such designees serving as Directors on the first day of the Agreement Term shall be considered Incumbent Directors. Notwithstanding the foregoing, any director elected to the Board of Directors to avoid or settle a threatened or actual proxy contest shall not, under any circumstances, be deemed to be an Incumbent Director.


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                  6. Termination. The following provisions shall relate to the termination of this Agreement:

                  (a) The Agreement, the Agreement Term, the term for services of Shull and the employment of Shull hereunder will terminate upon the first to occur of the following: (i) the tenth day after written notice by the Company to Shull with respect to any material breach by Shull of the terms of this Agreement or Willful Misconduct (as defined below) committed by Shull; (ii) the tenth day after written notice by Shull to the Company that the Company is in material breach of this Agreement; (iii) the expiration of the Agreement Term; (iv) the death or permanent disability of Shull; (v) the first day after the acquisition of the Company (whether by merger or the acquisition of all of its outstanding capital stock) or the tenth day after the sale or any series of sales since April 27, 2001 involving an aggregate of 50% or more of the market value of the Company's assets (for this purpose, said 50% amount shall be deemed to be $107.6 million); or (vi) the day the Company terminates the employment of Shull when there has been no Willful Misconduct or material breach of the Agreement by Shull.

                  (b) The parties agree that Shull will have been unable to pursue alternative, profitable opportunities in order to take on his employment hereunder, that Shull would suffer substantial financial damage if Shull or the Company were to exercise their rights of termination hereunder, and that the amount of damages to Shull would be difficult, if not impossible, to calculate accurately. Accordingly, the parties agree that if pursuant to this paragraph 6, Shull or the Company shall at any time cause this Agreement to terminate or the Agreement shall otherwise terminate, then the Company shall pay Shull an amount as set forth below. In the event of the termination of this Agreement as provided in paragraph 6(a), Shull shall receive hereunder the Base Compensation through the end of the month in which the date of termination has occurred, plus a termination payment as follows:

                                    (i)      If the termination is pursuant to
                                             paragraph 6(a)(i) or 6(a)(iv)
                                             above, no amount shall be due and
                                             owing to Shull;

                                    (ii)    If the termination is pursuant to
                                            paragraph 6(a)(iii) above, Shull
                                            shall be entitled to receive such
                                            amount of bonus as may be payable
                                            pursuant to the Company's 2002
                                            Management Incentive Plan or other
                                            bonus plan, as applicable (based
                                            upon the termination date and the
                                            terms and conditions of the
                                            applicable bonus plan), as described
                                            in paragraph 4(b) as well as
                                            employee benefits such as accrued
                                            vacation and insurance in accordance
                                            with the Company's customary
                                            practice; or

                                    (iii)    If the termination is pursuant to
                                             paragraph 6(a)(ii) or 6(a)(vi),
                                             Shull shall be entitled to receive
                                             a lump sum

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                                             payment equal to (A) the aggregate
                                             amount of Base Compensation to
                                             which he would have otherwise been
                                             entitled through the end of the
                                             Agreement Term plus (B) $900,000 in
                                             severance pay and such amount of
                                             bonus as may be payable pursuant to
                                             the Company's 2002 Management
                                             Incentive Plan or other bonus plan,
                                             as applicable (based upon the
                                             termination date and the terms and
                                             conditions of the applicable bonus
                                             plan), as described in paragraph
                                             4(b) as well as employee benefits
                                             such as accrued vacation and
                                             insurance in accordance with the
                                             Company's customary practice. If
                                             the termination is pursuant to
                                             paragraph 6(a)(v) and the amount
                                             realized in the transaction
                                             described therein is less than
                                             $0.50 per Share (or the equivalent
                                             of $0.50 per Share), and if and
                                             only if the Change of Control Plan
                                             shall not then be in effect, Shull
                                             shall be entitled to receive a lump
                                             sum payment equal to the aggregate
                                             amount of Base Compensation to
                                             which he would have otherwise been
                                             entitled through the end of the
                                             Agreement Term. If the termination
                                             is pursuant to paragraph 6(a)(v)
                                             and the amount realized in the
                                             transaction described therein
                                             equals or exceeds $0.50 per Share
                                             (or the equivalent of $0.50 per
                                             Share), and if and only if the
                                             Change of Control Plan shall not
                                             then be in effect, Shull shall be
                                             entitled to receive a lump sum
                                             payment equal to the greater of the
                                             Base Compensation to which he would
                                             have otherwise been entitled
                                             through the end of the Agreement
                                             Term or the sum of $1,000,000. If
                                             the termination is pursuant to
                                             paragraph 6(a)(v) and the Change of
                                             Control Plan is then in effect, no
                                             amount shall be payable hereunder
                                             pursuant to either of the
                                             immediately preceding two
                                             sentences, and Shull shall be
                                             entitled to receive his benefit
                                             under the Change of Control Plan
                                             plus the other amounts described in
                                             paragraph 4(g).

                  (c) The parties agree that the amounts established hereunder are liquidated damages reasonable under the terms and circumstances of this Agreement (but excluding amounts due under paragraph 8 which shall continue to survive the termination of this Agreement), the payment of which shall fully satisfy and discharge any obligation of the Company to pay
                           (i) any further compensation under paragraph 4 and
                           (ii) any compensation for lost opportunity costs incurred by Shull as a result of his entering into this Agreement.

                  (d) In addition, upon termination of this Agreement for any reason, the Company shall reimburse Shull in accordance with paragraph 4(d) for all reasonable reimbursable expenses incurred by him prior to the time of termination.


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                  (e)      Any amounts payable to Shull pursuant to this
                           paragraph 6 shall be paid in a lump sum within five business days after the termination date of this Agreement; provided, however, that, if the party receiving a notice pursuant to paragraph 6(a)(i) or 6(a)(ii) notifies the other party that a dispute exists concerning the termination, then, for purposes of paragraphs 5 and 6, the deemed date of termination of this Agreement shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or court of competent jurisdiction (which, in either case, is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the date of termination of this Agreement shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. To the extent permitted by applicable law, any such dispute and any other controversy arising under or in connection with this Agreement, except (at the Company's election) a dispute or controversy under paragraph 9, shall be settled exclusively by binding arbitration in New York, New York, in accordance with the Employment Dispute Resolution Rules then in effect with the American Arbitration Association. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

                  7. Insurance. The Company shall maintain in force during the term of this Agreement, directors' and officers' liability insurance ("D&O Insurance") with limits not less than five million dollars ($5,000,000) on terms and conditions currently provided for under the Company's existing insurance policy, and shall use reasonable efforts to name Shull as an insured thereunder. A copy of the policy shall be furnished to Shull for his information annually.

                  8. Indemnity. If Shull is threatened with or made a party to, or called as a witness or deposed or subpoenaed in, any action, suit or other legal, administrative or governmental proceeding or other legal process by reason that Shull is or was deemed a consultant, officer, employee or other agent of the Company or any of its affiliates, the Company shall defend, indemnify and hold Shull harmless to the maximum extent allowed by applicable law and the Company's Certificate of Incorporation and By-Laws against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, disbursements and expenses, including counsel fees reasonably incurred by Shull in connection therewith, to the extent the same are not paid under the D&O Insurance ("Indemnified Liability" or "Indemnified Liabilities"); provided however, that Shull shall not be entitled to indemnification hereunder to the extent any such liability, obligation, loss, damage, penalty, action, judgment, suit, claim, disbursement or expense results from the gross negligence, willful misconduct or criminal conviction ("Willful Misconduct") of Shull as determined by a court of competent jurisdiction. Shull represents and warrants that he has not received notice of any claim which might constitute an Indemnified Liability hereunder. The Company represents that it has not received any notice of any claim against Shull that would constitute an Indemnified Liability hereunder. Payments under this indemnity in respect of indemnified settlements or

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         judgments shall be paid at the time of final settlement or final judgment (from which no appeal may be taken), or, in respect of counsel fees or costs of defense, which shall be limited to one counsel, shall be paid at the time such fees or costs are incurred.

                  With the prior written consent of the Company, which shall not be unreasonably withheld, Shull shall have the right to pay or compromise and adjust all Indemnified Liabilities not manifestly without merit. The Company shall have the right to pay or compromise without Shull's consent Indemnified Liabilities other than those which arise from or are related to any criminal action, suit or proceeding. Notwithstanding anything to the contrary contained in the preceding sentence, Shull's consent shall be required for any settlement which contains a stipulation to, or admission or acknowledgement of, any liability or wrongdoing on the part of Shull.

                  This paragraph 8 shall survive the termination of this Agreement.

                  9. Confidentiality. Shull shall at all times both during his employment hereunder and after termination thereof regard and preserve as confidential all trade secrets and other confidential information pertaining to the business of the Company that have been or may be obtained by Shull by reason of the performance of the terms of this Agreement. Shull agrees that all documents, reports, manuals, drawings, designs, tools, equipment, plans, proposals, marketing and sales plans, customer lists, or materials made by the Company or coming into Shull's possession by reason of his performance under this Agreement, are the property of the Company and shall not be used by Shull in any way prohibited by this Agreement. Except as expressly provided herein, during the Agreement Term and after termination thereof, Shull shall not deliver, reproduce, publish or in any way allow, after due care, information describing any trade secrets or other confidential documents or things to be delivered or used by any third party without specific direction or written consent of the Company or in response to lawful process. Immediately upon termination of this Agreement, Shull shall promptly deliver to the Company all documents, tools, equipment, drawings, blueprints, manuals, material and significant or confidential letters and notes, reports, price lists, customer lists and copies thereof, and all other materials relating to the Company's business and which are in the possession of or under the control of Shull. Confidential information as defined above shall exclude information or materials that become generally available to the public other than through disclosure by Shull in violation of this Agreement.

                  This paragraph 9 shall survive the termination of the Agreement.

                  10. Miscellaneous. This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York.

                  11. Modification. This Agreement may only be modified by mutual agreement.

                  12. Assignment. This Agreement is a personal service contract and may not be assigned by either party.

                  13. Notices. All notices required or permitted by this Agreement shall be in writing and shall be personally delivered or faxed to the parties at their addresses set forth

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         below or to such different addresses as such parties shall direct by notice sent in accordance with this paragraph.


                                       10
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         If to Thomas C. Shull:

                  28 Leeward Lane
                  Riverside, CT 06878
                  Tel.:  203-637-7659
                  Fax:  203-637-5576

         with copies to:

                  Morton M. Rosenfeld, Esq.
                  Rosenfeld, Wolff, Aronson & Klein
                  2049 Century Park East, Suite 3090
                  Los Angeles, California  90067
                  Tel.:  310-556-1221
                  Fax:  310-556-0401

         If to the Company:

                  Corporate Counsel
                  Hanover Direct, Inc.
                  1500 Harbor Boulevard
                  Weehawken, New Jersey  07087
                  Tel.:  201-863-7300
                  Fax:  201-272-3498

         and

                  Chief Administrative Officer
                  Hanover Direct, Inc.
                  115 River Road, Building 10
                  Edgewater, New Jersey  07020
                  Tel.:  201-272-3424
                  Fax:  201-272-3465

         with copies to:

                  Sarah Hewitt, Esq.
                  Brown Raysman Millstein Felder & Steiner LLP
                  900 Third Avenue
                  New York, New York 10022
                  Tel.:  212-895-2000
                  Fax.:  212-895-2900

                  14. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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                  15. Attorneys' Fees. Shull shall be entitled to reimbursement for reasonable attorneys' fees and disbursements incurred in connection with the review of, and advice with respect to the execution or extension of, or administration of, this Agreement; provided, however, that the aggregate amount of such reimbursement shall not exceed $25,000. If any legal action or proceeding or arbitration proceeding is brought either for the enforcement of this Agreement or because of an alleged dispute, breach, default, or material misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled, in addition to any other relief to which it may be entitled, to recover reasonable attorneys' fees and other costs incurred in that action or proceeding including fees and costs incurred on appeal and in collecting any judgment, and the arbitrator or court shall so provide in its judgment.

                  16. Consent to Jurisdiction. Subject to their agreement to binding arbitration in paragraph 6(e), the Company and Shull each hereby irrevocably consent to the jurisdiction of the courts of the State of New York for all purposes in connection with any legal action or proceeding which arises out of or relates to this Agreement and agree that any legal action or proceeding instituted under this Agreement shall be brought only in such courts and that such courts shall have jurisdiction as provided above, except that the Company shall be entitled to enforce its rights under paragraph 9 in any court of competent jurisdiction.

                  17. Successors and/or Assigns. Whenever in this Agreement either of the parties hereto is referred to, such reference shall be deemed to include the successors and/or assigns and/or personal representatives of such party, and this Agreement shall inure to the benefit of and shall be binding on the parties hereto and the successors and/or assigns and/or personal representatives of each such party.

                  18. Entire Agreement. This Agreement (together with those agreements listed on Exhibit 1 hereto) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements (including but not limited to the Prior Services Agreement and the Services Agreement made as of December 14, 2001 by and among Meridian, Shull and the Company, as amended (the "December 14 Services Agreement")), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, other than the indemnification obligations in paragraph 8 of the December 14 Services Agreement, the Prior Services Agreement and the obligations contained in the agreements listed on Exhibit 1 hereto.


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
                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    HANOVER DIRECT, INC.

                                    By:     /s/ Michael D. Contino
                                            --------------------------
                                            Name:  Michael D. Contino
                                            Title: Executive Vice President and
                                                   Chief Operating Officer

                                    /s/ Thomas C. Shull
                                    --------------------------
                                    Thomas C. Shull


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
                                                                       EXHIBIT 1

                WRITTEN AGREEMENTS BETWEEN THE COMPANY AND SHULL
                          RE: COMPENSATION AND BENEFITS


Hanover Direct, Inc. Key Executive Eighteen Month Compensation Continuation Plan effective as of April 25, 2001, as amended

Transaction Bonus in the event of a Change of Control as set forth in a letter agreement between the Company and Shull dated May 14, 2001, as amended as of the date hereof

2001 Management Incentive Plan

2002 Management Incentive Plan


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